Exhibit 3.2

First Amendment to

First Amended and Restated Bylaws

of CleanSpark, Inc.

(Adopted on August 28, 2024)

Section 2.6(a) of the First Amended and Restated Bylaws of CleanSpark, Inc. is hereby amended to read in its entirety as follows:

“Unless the Articles of Incorporation provide for a different proportion, Stockholders holding at least one-third (1/3) of the voting power of the Corporation’s outstanding shares of capital stock, represented in person or by proxy (regardless of whether the proxy has authority to vote, or express consent or dissent, on any matter), are necessary to constitute a quorum for the transaction of business at any meeting. If, on any issue, voting by classes or series is required by Chapter 78 or 92A of the NRS, the Articles of Incorporation or these First Amended and Restated Bylaws (as the same may be further amended, restated, amended and restated or otherwise modified from time to time, these “Bylaws”), at least a majority of the voting power, represented in person or by proxy (regardless of whether the proxy has authority to vote, or express consent or dissent, on any matter), within each such class or series is necessary to constitute a quorum of each such class or series.”